Exhibit 6.2

ISSUE DATE:	$ USD

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS NOTE, THE SECURITY AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE LENDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL TO THE HOLDER.

CONVERTIBLE PROMISSORY NOTE

CONSUMER AUTOMOTIVE FINANCE, INC., a Nevada corporation, (the “Borrower”) for value received, hereby promises to pay to          (the “Holder”) on the maturity date (the “Maturity Date” defined infra) the sum of          ($          USD) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts and to pay simple interest at a rate of          percent (          %) on said principal sum at the rate set forth pursuant to the terms and conditions set forth herein. Any accrued and unpaid interest shall be paid on the Maturity Date.

1. Registered Owner. The Holder shall be considered for all purposes as the absolute owner of the Note (whether or not this Note shall be overdue or in default or some state of partial prepayment) and the Holder shall not be affected by any notice to the contrary. Subject to the provisions hereof, the Holder as registered owner of this Note shall have the right to transfer it by assignment. This Note is transferable only on the books of the Holder and duly endorsed by the Holder; not by the Borrower accompanied any other documentation including without limitation an assignment agreement or corporate resolution or any other documents as may then be necessary and proper to effect an Assignment of the Note.

2. Redemption. This Note may be prepaid at any time without penalty or premium; provided, however, that the Borrower shall provide the Holder with at least seven (7) days’ prior written notice of any prepayment which shall include any simple interest then accrued on or about the Maturity Date of         or twelve (12) months from the date of issuance. Upon written notice to the Holder the Borrower may elect to redeem the Note at maturity for equity according to the terms of this agreement.

3. Default(s). If any of the following events of default (each, an “Event of De-fault”) shall occur:

3.1 Failure to Pay Principal or Interest. The Borrower fail to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise. In such event, the applicable interest rate shall increase by ten percent from (6%) to (16%), unless otherwise agreed by the Parties in a Forbearance Agreement to waive and/or postpone a Default.

3.2 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of ten (10) days after written notice thereof to the Borrower from the Holder.

3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

3.4 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.5 Judgments. Any money judgment, writ or similar process shall be entered or filed against any one of the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than twenty five thousand dollars ($25,000 USD) and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days unless otherwise consented to by the Holder, whose consent will not be unreasonably withheld.

3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against any one of the Borrower or any subsidiary of the Borrower.

3.7 Liquidation. Any dissolution, liquidation, or winding up of a Borrower or any substantial portion of its business.

3.8 Cessation of Operations. Any cessation of operations by one of the Borrower or if a Borrower is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’ ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.9 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.10 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Holder, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. “Other Agreements” means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate thereof, including, without limitation, promissory notes; provided, however, the term “Other Agreements” shall not include the related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

3.11 Default Payments. Upon the occurrence and during the continuation of any Event of Default specified in this Section 4, the Note shall become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to (a) the then outstanding principal amount of this Note plus (b) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment plus (c) Default Interest, if any, on the amounts referred to herein.

4.  Default Rate of Interest; Costs of Collection. In the event the Borrower de-fault in the payment of this Note when due, then (i) effective with such date of default, the interest rate payable hereunder shall be increased to          percent (          %) per annum and (ii) the Borrower agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in effecting collection hereunder or enforcing the terms of this Note and the Security Agreement, including reasonable attorneys’ fees.

5.  Conversion Feature. The Holder shall convert the indebtedness of the Borrower into equity stock of the Borrower in pari passu with other Note Holders. The balance due to the Holder upon maturity shall convert into restricted common shares of the Borrower at a twenty five percent (25%) discount to the then operative market valuation of the Borrower upon the filing of a public registration statement. If at the one year anniversary of this agreement the company has not filed a public registration the balance of the note will convert based upon a twenty five percent (25%) discount to the then operative fair market valuation.

6.  Applicable Law. This Note is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Nevada.

7.  Venue & Jurisdiction. This Note is construed in accordance with and governed by the laws of the State of Nevada as applied to contracts that are executed and performed entirely in Nevada. Venue shall be for all purposes in the State of Nevada, County of Clark except as otherwise expressly required by this Note. Any proceedings to enforce or interpret the terms of this Note or the obligations, duties or rights of the parties contained herein shall be brought before and resolved in the appropriate court, state or federal, of the State of Nevada, County of Clark, and the parties hereby submit to the personal jurisdiction of said court(s) for all such purposes.

8.  Notices. Any notice required or permitted to be given pursuant to this Note shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or telecopier as follows:

If to the Borrower:	If to the Holder:

Consumer Automotive Finance, Inc.
8430 W Lake Mead Blvd Suite 100
Las Vegas, NV 89128

or at such other address as the Borrower or the Holder shall designate by subsequent written notice to the other given in accordance with this Section 8.

9.  Miscellaneous. This Note constitutes the rights and obligations of the Holder and the Holder. No provision of this Note may be modified except by an instrument in writing signed by the party against whom the enforcement of any modification is sought.

9.1 Other Actions. The Borrower shall not take any action that would impair the rights and privileges of the Holder herein or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Holder, but will at all times act in good faith to assist in carrying out the provisions of this Note herein and will take all such action as may be necessary or appropriate in order to protect the rights of the Holder hereunder.

9.2 Waiver. The waiver by the Holder of a breach of any provision of this Note shall not operate or be construed as a waiver of any subsequent breach.

9.3 Invalid Provisions. If any provision, or part thereof, of this Note shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provisions of this Note and this Note shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction is authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law. No provision of this Note shall alter or impair the absolute and unconditional obligation of the Holder to pay the principal of, and interest on, this Note in accordance with the provisions hereof.

9.4 Rate of Interest. In no event shall the rate of interest payable hereunder exceed the maximum rate permitted by applicable law.

9.5 Damages. The Borrower agrees that irreparable damage would occur in the event that any of the provisions of this Note were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except with respect to the payment of the amounts due hereunder, the Holder as the Holder of this Note shall be entitled to swift specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Note and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Holder may be entitled under this Note.

9.6 Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

9.7 Severability. If any provision of this Note is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Note and the remainder of this Note shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Note. Not-withstanding the forgoing, if the value of this Note based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

9.8 Amendment; Waiver. This Note may be amended and provisions may be waived upon mutual written agreement of the Holder and the Holder.

9.9 Entire Agreement. This Note and any other documents referred to herein and therein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Note, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

9.10 Loss, Theft or Destruction of Note. Upon receipt by the Holder of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note, and of indemnity or security reasonably satisfactory to the Holder, the Holder will make and deliver a new replacement Note which shall carry the same rights carried by this Note, stating that such Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation, in lieu of this Note.

IN WITNESS WHEREOF, the Holder has caused this Note to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.

THE HOLDER:	THE BORROWER:

Name:	Name:
Title:	Title: